Exhibit 21.1

Subsidiaries of Krispy Kreme, Inc.
As of January 1, 2023

Name of Subsidiary		Jurisdiction of Formation
1.	1456212 Ontario Inc.	Canada
2.	Awesome Doughnut, LLC	Delaware
3.	Cotton Parent, Inc.	Delaware
4.	Glaze International Holding Ltd.	England & Wales
5.	HDN Development Corporation	Kentucky
6.	HDN Motor Coach, LLC	North Carolina
7.	Insomnia Cookies Canada, LLC	Delaware
8.	Insomnia Cookies Canada, ULC	British Columbia
9.	Insomnia Cookies Holdings, LLC	Delaware
10.	Insomnia Cookies, LLC	Delaware
11.	Insomnia Cookies Operators, LLC	Delaware
12.	Insomnia Cookies UK Ltd	England & Wales
13.	KK Canada AcquisitionCo Inc.	Canada
14.	KK Canada HoldCo ULC	British Columbia
15.	KK Canada Holdings, Inc.	Delaware
16.	KremeWorks Canada, L.P.	Delaware
17.	KremeWorks, LLC	Illinois
18.	Krispy K Canada Inc.	Canada
19.	Krispy Kreme Asia Pacific Ltd.	Hong Kong
20.	Krispy Kreme Australia PTY Ltd.	Australia
21.	Krispy Kreme Canada, Inc.	North Carolina
22.	Krispy Kreme Doughnut Corporation	North Carolina
23.	Krispy Kreme Doughnuts, Inc.	North Carolina
24.	Krispy Kreme Doughnuts France SAS	Republic of France
25.	Krispy Kreme Holding UK Ltd.	England & Wales
26.	Krispy Kreme Holdings PTY Ltd.	Australia
27.	Krispy Kreme Ireland Limited	Republic of Ireland
28.	Krispy Kreme Japan Co., Ltd.	Japan
29.	Krispy Kreme Mexico Holding, S.A. P.I. de C.V.	Mexico
30.	Krispy Kreme Mexico S. de R.L. de C.V.	Mexico
31.	Krispy Kreme New Zealand Limited	New Zealand
32.	Krispy Kreme Servicios Administrativos, S.A. de C.V.	Mexico
33.	Krispy Kreme Texas, LLC	Delaware
34.	Krispy Kreme UK Limited	England & Wales
35.	Serve U Brands Inc.	New York
36.	Sonoflou, LLC	Delaware
37.	W.K.S. Krispy Kreme, LLC	Delaware